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                                                                   EXHIBIT 10.13


                      HALLMARK ENTERTAINMENT NETWORKS, INC.

                         SHARE APPRECIATION RIGHTS PLAN


         1. PURPOSE. To provide the chief executive officer and other key officers of the Company with incentives linked to the increase in the Company's market value.

         2. ELIGIBILITY. The chief executive officer and other key officers of the Company as approved by the Board of the Company.

         3. SHARE APPRECIATION RIGHTS. The Board of Directors has authorized the creation of 3,000,000 phantom share appreciation rights ("SARs"). The SARs will be subject to restrictions herein described related to their exercise and transferability and will provide plan participants with the right to benefit from any increase in the value of SARs for a specified number of years. The SARs will have none of the rights associated with common shares such as voting or dividend rights and will have no value outside the context of this Plan.

         4. UNIT VALUATION. Initially, the value of an SAR (the "Unit Value") will be an amount equal to 3% of $450 million, i.e., $13.5 million, divided by 3,000,000. Subsequently the Unit Value will be the quotient of (i) an amount equal to 3% of the Plan Value of the Company divided by (ii) 3,000,000; provided, however, that the aggregate distribution pursuant to this Plan shall not exceed $15 million and provided, further, that the aggregate distribution pursuant to this Plan to any single person shall not exceed $10 million.

              A. Except as set forth in subparagraphs 4C and D and 7B below, during any period when the Company's stock is not publicly traded, the "Plan Value of the Company" shall be the fair market value of the common stock of the Company, determined as set forth below. The "fair market value of the Company" means the price which could reasonably be expected to be obtained for the common stock of the Company within six (6) months after the valuation if it were sold in a single arms' length transaction wherein there would be a change of control, using valuation techniques then prevailing in the industry that would maximize after tax earnings to Hallmark and assuming a reasonable period for effecting such sale. The Qualified Appraisers, hereinafter defined, shall consider, among other factors they deem relevant and customarily considered in transactions of this nature in determining the value of the Company, whether the business is continuing as an ongoing concern and whether the then current management is remaining in place and for what duration or, if known, the new management team.

              B. Except as set forth in subparagraphs 4C and D and 7B below, and unless less than 10% of the outstanding stock of the Company is publicly traded, during any period when the Company's common stock is publicly traded, the "Plan Value of the Company" shall be the market capitalization of the Company (i.e., the closing market value of a share of common stock of the Company as shown in The Wall Street Journal on the valuation date or the next


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following date on which such trading occurred, times the number of outstanding shares of stock of the Company).

              C. In the event of the sale of all of the outstanding stock of the Company, the Plan Value of the Company shall be the sale price of the common stock of the Company.

              D. In the event of the sale of all or substantially all of the assets of the Company, the Plan Value of the Company shall be the sale price of the assets, net of the amount of any debt assumed by the buyer or the amount of any debt required to be paid by Seller.

         5. SAR GRANTS. SARs shall be granted at the discretion of the Board of Directors. At the date of a grant of SARs, the exercise price ("Base Value") of an SAR will equal the most recently determined Unit Value. Thereafter the Base Value of a granted SAR will be increased by an amount equal to the quotient of 3% of (i) any equity contribution by stockholders or members to the Company divided by (ii) 3,000,000 and decreased by an amount equal to the quotient of
(i) 3% of any capital distributions of dividends to stockholders divided by (ii) 3,000,000.

         6.   SAR EXERCISE.

              A. Term. The term of the Plan and of each SAR will end December 31, 2002. The SARs, vested or unvested, will have no rights or value after their term has expired except as provided in Paragraph 7A.

              B. Vesting Provisions. SARs will vest in thirty-six (36) equal installments commencing the date of grant and monthly thereafter.

              C. Payment on Exercise. Upon exercise of a vested SAR the participant will receive the Appreciation Value of the SAR. "Appreciation Value" means an amount equal to the excess, if any, of the Unit Value determined as herein provided over the Base Value of the SAR being exercised. Payment will be made in cash unless the Company is prevented by law or the terms of any credit agreement or otherwise from doing so in which event it will issue a negotiable note in the amount due with interest at the prevailing prime rate as published in The Wall Street Journal on the date of issuance. Payments on any such notes will be subordinate to the payment of indebtedness of the Company for borrowed money from external sources, to the extent that the terms of that borrowed money prevent payment of such notes, and will be paid as soon as permitted.

         7.   REDEMPTIONS.

              A. Any vested SARs outstanding on the day after the end of the Plan term shall be bought by the Company at their Appreciation Value.


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              B. In the event of the sale of a controlling interest of the
Company or of all or substantially all of its assets, the Company will have the right (but not the obligation) to buy back any or all remaining SARs at their Appreciation Value. In the event of a sale of a controlling interest in the Company but not the entire Company, the Appreciation Value shall be calculated as if it were a redemption at the end of the Plan term. In such event all SARs shall be fully vested.

         8. TERMINATION. In the event of a participant's involuntary termination without cause or a participant's termination for "good reason" from the Company, one-half of the participant's unvested SARs shall be vested. In the event of a participant's voluntary termination without "good reason" or involuntary termination with cause from the Company or its affiliates, all unvested SARs shall be forfeited. "Termination Without Cause" as used herein shall mean what such term is defined in a participant's employment agreement or it shall mean (if such term is not otherwise defined in a participant's employment agreement) termination which is not reasonably justifiable by participant's conduct, failure to perform as directed, or behavior damaging to the reputation or image of the Company or its business or which materially impairs the effectiveness of the participant in his/her position. Any other involuntary termination shall be deemed to be with cause. Termination by a participant for "good reason" shall be as defined in his employment agreement (or if not defined in a current employment agreement, due to a substantial breach by the Company of his written employment agreement). The good faith determination of the Board of Directors as to whether a termination is with or without cause or is voluntary shall be binding on the participant.

         Determination of the value of the vested SARs will be made as if SARs were exercised at the end of the year preceding the year of the participant's termination, except that on a termination "without causes" or for "good reason," a participant may elect, by written notice delivered to Company within 30 days after such termination, to have his SARs valued under paragraph 7 as if there had been no termination.

         9. RETIREMENT, DEATH, OR PERMANENT DISABILITY. In the event of a participant's retirement, death or permanent disability:

         --   Unvested SARs shall be vested.

         -- Vested SARs shall be valued at an amount equaling the difference between the Base Value of the SARs being exercised and the most recently determined Unit Value for such SARs pursuant to 11E prior to the date of retirement, death or permanent disability.

         10. SALE OF A CONTROLLING INTEREST. In the event of the sale of controlling interest of the Company or of all or substantially all of its assets and the Company does not elect to mandatorily buy-back any and/or all SARs, the Company shall require under the terms of the


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transaction that the third party transferee be bound by any and/or all Plan obligations of the Company.

         11.   MISCELLANEOUS.

              A. Funding. All benefits from this Plan shall be payable solely from the general assets of the Company and no separate or special funds shall be established and no segregation of assets shall be made to assure the payment of benefits from this Plan. The participant shall have no right, title, or interest in or to any investments which the Company may make to aid in meeting its obligations under this Plan. Nothing contained in this document, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and a participant or any other person. To the extent that any person acquires a right to receive payments from the Company pursuant to this Plan, such rights shall be not greater than the right of an unsecured creditor of the Company.

              B. Transfer. SARs may not be transferred other than to the Company, or one of its shareholders with the consent of the Company, and by will or the laws of descent and distribution. Each participant shall have the revocable right to make a written designation of one or more beneficiaries and one or more contingent beneficiaries. The designation of a beneficiary, and any revocation and redesignation, shall be effective when received by the Company. No participant may assign, transfer, alienate, or encumber in any manner his interest under this Plan. No participant may borrow funds and grant a security interest or otherwise pledge his rights under this Plan. No provision of this Plan shall be construed to limit the right of the Company to discharge any participant or to confer upon any participant the right to continued employment or any other right not specifically granted in this document.

              C. Taxes. The Company shall be entitled to withhold the amount of any withholding tax or other amounts required by law or regulation to be withheld with respect to any amount payable under this Plan.

              D. Administration. This Plan shall be administered by the Board of Directors of the Company. The Board shall have full power to construe and interpret this Plan, to establish and amend rules for its administration, to grant SARs under the Plan, to decide any dispute which may arise thereunder and to correct any defect or omission or reconcile any inconsistency in this Plan and any employment agreement. All actions taken and decisions made by the Board pursuant to this Plan in good faith shall be binding and conclusive on all persons interested in the Plan. No member of the Board shall be liable for any action or determination made in good faith with respect to the Plan.

              E. Determination of Plan Value of the Company. Except as set forth in subparagraphs 4C, 4D and 7B, the Plan Value of the Company pursuant to Sections 4 and 7 hereof, for the purpose of valuation and payment of SARs (other than a redemption at the end of the term) shall be as agreed by the participant (or his legal representatives in the event of his


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death) holding more than a majority of the vested SARs (the "Designated
Participant") and the Board of Directors or, failing to agree, as determined by the independent appraiser which values Hallmark annually, based upon its most recent appraisal but adjusted for the fair market value definition herein including an assumed change in control and for the Equity Return and debts as set forth in Paragraph 4A relating to Plan Value of the Company. For the purpose of a redemption by the Company at the end of the term and except as set forth in subparagraphs 4C, 4D and 7B, the Plan Value pursuant to Sections 4 and 7 hereof shall be as agreed by the Designated Participant and the Board of Directors or, failing to agree, the Board and the Designated Participant shall each designate a Qualified Appraiser, which Qualified Appraisers shall be retained by the Company to determine the Plan Value of the Company as of the applicable Appraisal Date. Each Qualified Appraiser shall submit its written determination of the Plan Value of the Company to the Company within 45 days after the date of its retention. If the higher determination of the two Qualified Appraisers is not greater than 110% of the lower determination, the Plan Value of the Company shall be the average of such two determinations. If the higher determination is greater than 110% of the lower determination then such two Qualified Appraisers shall jointly select within ten (10) days after the date on which the later of such two determinations was delivered a third Qualified Appraiser to be retained by the Company. Such third Qualified Appraiser shall deliver its written determination of the Plan Value of the Company as of the applicable Appraisal Date within 30 days after its retention, and the Plan Value of the Company shall be the average of the two closest determinations or, if there are not two closest determinations, the average of all three determinations. "Qualified Appraiser" shall mean a nationally recognized appraisal or investment banking firm with substantial experience as of the applicable Appraisal Date in valuing entertainment properties. The Company shall pay the expense of the appraiser selected by it and, up to $100,000 for the second and third appraisers collectively. The selling participant shall pay the balance of the cost of such appraisers.

              F. Amendments. This Plan may be amended by the Board of Directors of the Company provided if any amendment would materially adversely affect the rights of Plan participants to outstanding SARs, e.g., the issuance of additional SARs which would dilute the value of outstanding SARs, it must be approved by holders of 50% of the outstanding SARs.

              G. Employment Agreements. The provisions hereof may be modified by the employment agreements between a participant and the Company. In such event the provision of the Employment Agreement shall control.


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